Exhibit 10.1

Amended and Restated Master Agreement

This Amended and Restated Master Agreement (this “Agreement”) is made and entered into this first day of January, 2006 (the “Effective Date”) by and between TRX Technology Services, L.P located at 7557 Rambler Road, Suite 1300, Dallas, Texas 75231 USA (hereinafter “TRX”) and WORLDTRAVEL PARTNERS I, LLC, including its divisions, subsidiary entities and Latin American affiliates, located at 1055 Lenox Park Boulevard, Suite 420, Atlanta, Georgia 30319 (hereinafter “WORLDTRAVEL”).

This Agreement replaces and supersedes that certain Master Agreement between TRX Technology Services, L.P. and WorldTravel Partners I, LLC dated January 1, 2002.

TRX hereby agrees to provide WORLDTRAVEL certain services and documentation related thereto, where (i) TRX processes data on behalf of WORLDTRAVEL (“Service Bureau Services”) and (ii) software residing on TRX hardware is made available to WORLDTRAVEL for its own internal processing and business purposes (“Application Services”). Service Bureau Services and Application Services are collectively known as “Remote Services”. Additionally, TRX agrees to provide maintenance and support services related to the Service Bureau Services and the Application Services (“Support Services”). WORLDTRAVEL may also require from time to time certain professional services from TRX related to software development (“Development Services”). Service Bureau Services, Application Services, Support Services and Development Services are jointly defined herein as “Services”. This Agreement sets forth the general terms and conditions, which apply to the provision of all Services.

1.	Definitions

1.1	Agreement shall mean this Amended and Restated Master Agreement and all of its attachments, addenda, and exhibits.

1.2	Application Services shall mean TRX making available from a host server to WORLDTRAVEL that Software (and its related Documentation) listed under application services on Exhibit B for use in accordance with the terms of this Agreement.

1.3

Confidential Information shall mean any data or information, other than Trade Secrets, that is of value to a party to this Agreement and is not generally known outside of such party. To the extent consistent with the foregoing, Confidential Information includes, but is not limited to, information about the parties’ employees, the parties’ business methods, contracts and contractual relations with the parties’ vendors, its products, designs, business plans, business opportunities, finances, research, development, know-how, customer lists and customer’s confidential information. Confidential Information also includes the terms of this Agreement and any information described in this paragraph, which either party obtains from another party, which the receiving party treats as proprietary or designates as confidential information, whether or not owned or developed by the receiving party. Notwithstanding the foregoing, no formal identification of materials or other information as “Confidential Information” shall be required.

1.4	Custom Application Software shall mean the software modules or components developed for WORLDTRAVEL which perform the functions and comply with the proposal and specifications identified or set forth in the Design Specifications. Each Custom Application Software module or component, specification and proposal included or referred to in the Design Specifications is expressly incorporated herein by reference. Unless the parties otherwise agree, the Custom Application Software shall be delivered in machine-readable object code form unless it is intended to reside on servers at TRX. Custom Application Software may be developed at either TRX’s or WORLDTRAVEL’s expense. Such determination shall be made on an individual basis and mutually agreed to by the parties in writing.

1.5	Custom Modification shall mean changes to the Software, requested by WORLDTRAVEL and agreed to by TRX, that change the existing functionality of the Software to meet specific needs of WORLDTRAVEL, for which WORLDTRAVEL will be charged an additional fee to be negotiated and agreed upon in writing. Ownership of all Custom Modifications and all proprietary rights related to thereto shall remain with TRX.

1.6	Customer shall mean an entity doing business, relating to travel agency services, with WORLDTRAVEL.

1.7	Delivery Order shall mean the document that describes the Development Services to be performed, the period within which the work is to be completed and the amount and/or method of payment therefore.

1.8	Design Specifications shall mean, at a minimum, system flow charts, program descriptions, file layouts, database structures, report layouts and screen layouts, interface requirements and layouts, conversion requirements and layouts, refined equipment requirements, acceptance criteria and acceptance test scripts for Custom Application Software, Custom Modifications or new Enhancements related to the Remote Services.

1.9	Documentation shall mean all operator and user manuals, training materials, guides, listings, specifications and other materials necessary for understanding and utilizing the functionality of the Remote Services and Custom Application Software, including materials useful for design (e.g., logic manuals, flow diagrams and principles of operation) and machine-readable text of graphic files subject to display or print-out.

1.10	Enhancement shall mean changes to the Remote Services that provide additional features and/or improvements to expand the capabilities of the Remote Services in existing functional areas. Enhancements are made available to WORLDTRAVEL as Upgrade Releases.

1.11	Global Distribution System or GDS shall mean a computer system or network used to check and make reservations of a travel related nature. The four GDSs operating in the U.S. and the Americas as of the Effective Date are Galileo, Amadeus, Sabre, and Worldspan.

1.12	Reserved.

1.13	Reserved.

1.14	Market Rates shall mean the TRX rates, as established in Exhibit A, and as adjusted from time to time per mutual agreement, which WORLDTRAVEL will pay for Development Services.

1.15	Marks shall mean all the TRX proprietary trademarks, service marks, trade names, logos and symbols used to identify its products and services.

1.16	Non-WORLDTRAVEL Customers shall mean entities and individuals who use TRX products and/or service bureau offerings, other than WORLDTRAVEL or its Customers.

1.17	Performance Data shall mean the data that relates to TRX’s compliance with the Performance Standards and that is compiled by TRX in the course of providing the Service Bureau Services to WORLDTRAVEL.

1.18	Reserved.

1.19	Service Bureau shall mean the computer facility located at * , or other facilities from time to time designated by TRX, from which TRX will provide Service Bureau Services to WORLDTRAVEL.

1.20	Software - Collectively, all of the software programs created by TRX from time to time, which are identified on Exhibit B, and all Software Releases for such programs. The list in Exhibit B may be amended from time to time to include new TRX products and remove products that TRX no longer supports.

1.21	Software Release shall mean a specific release of the Software implemented at TRX’s discretion on the servers that reside at TRX’s Data Center or TRX’s Service Bureau. There are several kinds of Software Releases, as listed below:

1.21.1	Initial Software Release - The initial Software made available from TRX.

1.21.2	Upgrade Release (Upgrade) - Enhancements to the Software made available after the Initial Software Release.

1.21.3	Corrective Release (Fix) - Changes to the Software made available to correct a bug that impairs the normal operation of the Software. May be included as part of an Upgrade Release. WORLDTRAVEL shall pay no fees for a Corrective Release.

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1.21.4	Module Release - Added functionality that addresses areas that were not covered in the Initial Software Release or so significantly expands a function as to be considered a new function, which may be made available to WORLDTRAVEL through TRX’s Data Center, used by TRX for performing the Service Bureau Services at TRX’s Service Bureau or licensed to WORLDTRAVEL after the Initial Software Release, * .

1.22	Trade Secrets shall mean any information of either party, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets shall include Design Specifications, Custom Application Software, and Custom Modifications.

1.23	WORLDTRAVEL Custom Software shall mean all Custom Application Software, including source code, for which * .

1.24	Client Care Center shall mean the helpdesk facility located at * , or other facilities from time to time designated by TRX, from which TRX will provide support services for RESX, and ancillary tools to WorldTravel.

2.	Scope Of Remote Services

2.1	Service Bureau Services.

2.1.1	The Software associated with the Service Bureau Services listed on Exhibit B will run and reside at the TRX Service Bureau offices located at * , or such other facilities as specified by TRX. The Service Bureau Services will be provided by TRX according to WORLDTRAVEL’s specific needs and requests (to be mutually determined and outlined by the parties). TRX will compile the Performance Data and forward it to a person designated by WORLDTRAVEL on a mutually agreed upon basis.

2.1.2

The Service Bureau will process transactions from WORLDTRAVEL’s company-owned locations, and from WORLDTRAVEL’s global partners, including WORLDTRAVEL’s Latin American, Canadian and European partners. Transactions from members of WORLDTRAVEL’S Affiliates program will be covered

* Confidential Treatment Requested

under a separate agreement. The parties acknowledge that WORLDTRAVEL has the right to resell the Service Bureau Services to its Customers and as specified above to its owned affiliates and partners (with the exception of any affiliate covered under the WorldTravel Partners Affiliates, Inc agreement), subsidiaries, parent companies, and Latin American, Canadian and European affiliates. Such right shall not be affected by this Agreement.

2.2	Application Services.

2.2.1	The Software listed under Application Services on Exhibit B (“ASP Software”) shall run and reside at the TRX Data Center or other facilities as specified by TRX. WORLDTRAVEL is granted a non-assignable, nontransferable and non-exclusive, limited license to access the ASP Software through TRX’s Data Center and, in doing so, use the ASP Software solely for WORLDTRAVEL’s internal business purposes. TRX shall have no responsibility to run the Software on WORLDTRAVEL’s behalf, provide data or results received as a result of running the ASP Software or provide hardware or software of any kind to enable WORLDTRAVEL to utilize the ASP Software.

2.2.2	The ASP Software will process transactions from WORLDTRAVEL’s company-owned locations, including WorldTravel’s Latin American affiliate transactions. Transactions from other locations will be covered under a separate agreement. The parties acknowledge that WORLDTRAVEL has the right to resell the Application Services as specified above. Such right shall not be affected by this Agreement.

2.3	The Remote Services shall incorporate the necessary functionality for use with the applicable GDS(s). From time to time, WORLDTRAVEL may request specific modifications to the Remote Services. The development of any and all Custom Modifications for incorporation into the Remote Services shall be considered Development Services and shall be covered under the terms of this Agreement and any applicable Delivery Order that shall govern such Development Services.

2.4

Both parties agree to periodically discuss and review WORLDTRAVEL’s competitive environment, including a review of WORLDTRAVEL’s competitors’ technology, cost or pricing structure and service offerings, to the extent such information is known (and with respect to TRX, to the extent that disclosure of such information is not restricted by a third party). If the parties determine that there is significant financial impact from new or improved technology: (1) which would reduce costs or improve service; (2) which would make competitors’ costs for services at or below WORLDTRAVEL’s cost for comparable services; or (3) which would make competitors’ service offerings superior to those of WORLDTRAVEL, then, the parties shall jointly determine, in good faith, if a change in technology, cost or Services hereunder should be made.

2.5	Reserved.

2.6	TRX and WORLDTRAVEL agree that any access to the GDS(s) by TRX that is required to process WORLDTRAVEL transactions will be accomplished under contracts held by WORLDTRAVEL, unless mutually agreed by the parties. TRX agrees that the only access to the GDS(s) via WORLDTRAVEL’s contracts will be for the purposes of processing WORLDTRAVEL transactions and for the purposes of limited WORLDTRAVEL Custom Software testing. TRX further agrees not to access the GDS(s) via WORLDTRAVEL’s contracts for any non-WORLDTRAVEL related purposes, nor for any purposes related to research and development unless agreed to by WORLDTRAVEL. WORLDTRAVEL warrants that it has the authorization to grant the privileges to the GDS specified hereunder to TRX.

3.	Reserved.

4.	Scope of Support Services.

4.1	Services Provided: During the term of this Agreement, TRX will provide certain maintenance and support services to WORLDTRAVEL, as described in Exhibit H, including the following:

4.1.1	CUSTOMER RELATIONSHIP MANAGEMENT (“CRM”) SUPPORT: TRX will provide reasonable consultation and support via the Internet through a TRX-selected CRM system in response to inquiries from WORLDTRAVEL regarding the use of the Remote Services, including both technical and user issues, as well as the best utilization of the Remote Services to meet WORLDTRAVEL’s needs. CRM support is not a substitute for WORLDTRAVEL to review the related user and technical documentation. A TRX representative will attend monthly scheduled CORREX coordinator conference calls and bi-annual face-to-face meetings.

4.1.2	TELEPHONE SUPPORT: TRX will provide reasonable consultation and support for emergency operational issues by telephone. Telephone support by TRX is not a substitute for reviewing the related user and technical documentation. TRX reserves the right to limit WORLDTRAVEL’s access to telephone support in the event the personnel requesting such support are not sufficiently knowledgeable and experienced. For CORREX Service Bureau clientele calls processing, * of clientele requests received will be assigned an ETD and categorized within * business days.

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4.1.3	OTHER COMMUNICATION COSTS: TRX will bear all communications costs in connection with its obligations hereunder, provided that such costs are consistent with the current configuration.

4.1.4	SOFTWARE RELEASES: During the term of this Agreement, TRX will promptly make available to WORLDTRAVEL * such Upgrade Releases, Corrective Releases, and Enhancements made to the Software which are generally made available to other Non-WORLDTRAVEL Customers of the Software, if any, together with the relevant documentation. TRX reserves the right to charge an additional fee for any Custom Modifications or Module Releases and any new products offered by TRX that are not covered by this Agreement. All Software and Software Releases made available to WORLDTRAVEL via this Agreement shall be subject to the terms and restrictions set forth in this Agreement.

4.1.5	ERROR CORRECTION: In the event WORLDTRAVEL encounters an error, bug or malfunction in the Software, WORLDTRAVEL shall promptly provide written notice to TRX, describing the problem and indicating the severity of same. TRX shall verify the cause of the problem, and if it is not the result of any Excluded Cause listed herein, TRX’s sole obligation shall be to use its best efforts to correct the reported problem. TRX MAKES NO REPRESENTATION OR WARRANTY THAT ALL BUGS, ERRORS OR MALFUNCTIONS CAN BE CORRECTED, NOR THAT THE SOFTWARE WILL OPERATE ERROR FREE.

4.1.6	CLIENT SERVICES: TRX will provide WORLDTRAVEL with key relationship representatives during the term of the Agreement, unless otherwise agreed to by the parties:

4.2	On-Site Support: If, at WORLDTRAVEL’s request, the provision of maintenance and/or support requires a visit to WORLDTRAVEL’s facilities, WORLDTRAVEL shall bear all of TRX’s out-of-pocket expenses for travel, lodging, meals, etc., unless the on-site visit is required to resolve an issue resulting from TRX’s failure to meet its obligations under this Agreement or resulting from a bug in the Software, in which cases TRX will bear its own expenses. Any such expenses to be paid by WORLDTRAVEL shall be approved in advance by WORLDTRAVEL. On-site support is limited to WORLDTRAVEL facilities, and TRX shall not be obligated to provide support at any other locations.

4.3	Additional Support Hours: Support Services provided outside the hours specified in Exhibit H, are not covered under this Agreement and, if such services are requested by WORLDTRAVEL and made available by TRX, they will be provided at an additional cost to WORLDTRAVEL, at the rates set forth on Exhibit A.

* Confidential Treatment Requested

4.4	Other Services: TRX may provide other training and consultation services upon request of WORLDTRAVEL. Any such services shall be performed under a separate written agreement containing mutually acceptable terms.

5.	Responsibilities of WORLDTRAVEL

5.1	General: Throughout the initial and any renewal term(s) of this Agreement, and as a condition precedent of TRX’s obligation to provide Services under this Agreement, WORLDTRAVEL agrees that it will:

5.1.1	Provide all information reasonably requested by TRX to assist in identifying and solving reported errors.

5.1.2	Follow, in all material respects, all of TRX’s installation, operation and maintenance instructions, including, if applicable, the installation of all Software Releases.

5.1.3	Reserved.

5.1.4	Reserved.

5.1.5	Notify TRX of any known safety or health hazards that may exist at WORLDTRAVEL’s facilities and of any safety procedures to be followed there.

5.1.6	Reserved.

5.2	RESX Training Certification. WORLDTRAVEL will recommend all sales and/or training representatives who have not previously completed a similar training certification program participate in TRX’s RESX Certification Program. Details of the TRX RESX Certification Program will be mutually agreed to by the parties.

6.	Scope of Development Services

6.1

Services - The parties acknowledge and agree that WORLDTRAVEL may from time to time desire the development of Custom Application Software. The terms and conditions of this Agreement, as applicable, shall apply to each assignment proposed by WORLDTRAVEL, which may be accepted by TRX. Each assignment will generally be in the form of a Delivery Order, in a form substantially similar to that of Exhibit D, which will describe the work to be performed, the period within which the work is to be completed and the amount or method of payment therefore. TRX agrees to provide to WORLDTRAVEL the Development Services described herein, or in any Delivery Order referencing this Agreement, in accordance with the terms and conditions of this Agreement and in accordance with the Development Procedures as outlined in Exhibit E. In the event of any conflict between any

Delivery Order and this Agreement, the terms of this Agreement shall control. TRX must provide WorldTravel an answer regarding its intentions to bid to provide such Development Services within   *   business days of its receipt of the request for proposal. In the event that TRX opts not to bid, or is not awarded the contract to provide Development Services, TRX shall give WORLDTRAVEL access to relevant interface definitions (which shall under no circumstances include any code) as reasonably necessary for WORLDTRAVEL to have such development performed by a third party, subject to WORLDTRAVEL’s and any third party contractor’s agreement to appropriate confidentiality provisions for such definitions and WORLDTRAVEL reimbursing TRX on a time and materials basis for any expenses incurred by TRX in providing such definitions.

7.	TRX’s Proprietary Rights: WORLDTRAVEL Rights and Restrictions

7.1	Unless as otherwise agreed upon by both parties under a separate written agreement executed by authorized signatories of each party, WORLDTRAVEL acknowledges that the Custom Modifications, Remote Services and related Documentation embody valuable confidential and proprietary information of TRX, the development of which required the expenditure of considerable time and money by TRX, and are protected as Trade Secrets and by United States copyright law and international treaty. WORLDTRAVEL shall treat such information so received in confidence and shall not use, copy, disclose, nor permit any of its personnel (excepting those employees with a “need to know” or who have signed appropriate confidentiality agreements) to use, copy, or disclose the same, or the existence of same, for any purpose that is not specifically authorized under this Agreement.

7.2	As it pertains to the Remote Services, WORLDTRAVEL acquires only the non-exclusive right as described above to receive such Services, and does not acquire any license thereto or any rights of ownership in the underlying Software, including any Custom Modifications used to deliver such Services.

7.3	WORLDTRAVEL may from time to time provide documented concepts to TRX for (i) possible development or (ii) improvement to existing products and services. All such concepts (and all intellectual property rights associated therewith) that are provided to TRX in a Delivery Order, whether a CRM request or otherwise, shall be and remain the exclusive property of WORLDTRAVEL, and TRX shall acquire no rights of any nature in or to such concepts, unless otherwise agreed by both parties in the applicable Delivery Order. TRX shall treat all such submissions as confidential and shall not use, disclose, sell or otherwise dispose of the concepts without the express written permission of WORLDTRAVEL. Any work or Development Services to be provided by TRX shall be evidenced by a separate written agreement between the parties or by an applicable Delivery Order.

* Confidential Treatment Requested

7.4	WORLDTRAVEL is specifically prohibited from reselling or sublicensing the Remote Services or establishing its own service bureau without the prior written consent of TRX, except as set forth in Sections 2 and 3 of this Agreement or in a separate agreement between TRX Technology Services, LP, and WORLDTRAVEL’s subsidiary, WorldTravel Partners Affiliates, Inc. In the event such written permission is given by TRX, an appropriate royalty or sales commission shall be negotiated between the parties. TRX, or its licensor, at all times retains all right, title and interest in the Remote Services, Documentation, and any derivatives thereof, unless such Remote Services were developed as WORLDTRAVEL Custom Software and the parties have mutually agreed otherwise.

7.5	TRX acknowledges that all data processed and compiled under this Agreement is Confidential Information of WORLDTRAVEL, and TRX shall treat such information so received in confidence and shall not use, copy, disclose, nor permit any of its personnel (excepting those employees with a “need to know”) to use, copy, or disclose the same, for any purpose that is not specifically authorized under this Agreement.

7.6	Unless otherwise agreed to in writing by TRX, WORLDTRAVEL agrees not to remove, alter or conceal any proprietary notices, including copyright notices, or product identification information from the monthly data information reports provided to WORLDTRAVEL by TRX, and agrees to reproduce any and all such notices on any copies of such materials.

7.7	WORLDTRAVEL shall not cause or permit the reverse engineering, disassembly or decompilation of the Software, except to the extent expressly authorized by applicable law, under penalty of termination but not exclusive of any other remedies. If WORLDTRAVEL wishes to develop an interface to the WORLDTRAVEL data contained in TRX’s Service Bureau, it shall first inform TRX in writing and TRX, shall provide WORLDTRAVEL with information sufficient to enable interoperability between the Service Bureau and such other software or products. WORLDTRAVEL will reimburse TRX for any reasonable out-of-pocket expenses associated with TRX’s provision of such information.

7.8	WORLDTRAVEL shall not copy, or permit others to copy any Software Release for any other purpose.

7.9	WORLDTRAVEL recognizes and acknowledges that any unauthorized use or disclosure of the Remote Services by WORLDTRAVEL may cause TRX irreparable damage for which other remedies may be inadequate, and WORLDTRAVEL hereby acknowledges that TRX may petition a court of competent jurisdiction for injunctive or other equitable relief seeking to restrain such use or disclosure.

7.10	WORLDTRAVEL has selected the Services provided hereunder and, except as otherwise explicitly provided in this Agreement, TRX disclaims all liability for any data provided, stored or transmitted by WORLDTRAVEL hereunder.

8.	Pricing and Payment

8.1	The fees for the Services provided pursuant to this Agreement are set forth below. All payments will be made in U.S. Dollars, less any penalties, as determined in accordance with Section 8.11, regardless of whether WORLDTRAVEL collects any fees from its Customers. TRX has the right to suspend any or all of the Services for non-payment upon thirty (30) days written notice.

8.2	The transaction fees and * Fees provided pursuant to this Agreement are set forth on Exhibit I. No payment by WORLDTRAVEL to TRX is contingent upon WORLDTRAVEL’s collection efforts from its customers. WORLDTRAVEL shall pay interest on all amounts not paid when due at the rate of one and one-half percent (1.5%) per month or the highest lawful rate, if less, unless WORLDTRAVEL, in good faith, disputes the amount of any invoice. WORLDTRAVEL shall have one hundred eighty (180) days from the receipt of said invoice to provide TRX with a written “Dispute Notice,” detailing the amount and nature of any dispute regarding such invoice. If WORLDTRAVEL tenders a Dispute Notice, WORLDTRAVEL shall not be relieved of its obligation to pay any undisputed amounts as required under this Agreement. After TRX has received the Dispute Notice, both parties shall work in good faith to diligently come to terms regarding the disputed amount.

8.3	* Fees are due * , on or before the first day of such * . Transaction fees in excess of the * shall be billed in arrears within * of the last day of the * in which such fees were incurred. If transaction levels are lower than that the amounts represented by the * Fee for any particular * , then amounts due to WORLDTRAVEL will be reimbursed within * of the * in which such overages are incurred.

8.4

*   Fees shall be based on   *   of WORLDTRAVEL’s 2005 actual transactions and shall be adjusted semi-annually based on changes in WORLDTRAVEL’s transaction levels. WORLDTRAVEL’s initial budgeted transactions and the initial   *   Fee are listed in Exhibit I. At no time during the term of this Agreement shall the   *   minimum payment to TRX fall below   *   (to be trued-up within after then end of the contract year in question). Notwithstanding the foregoing, the   *   Fee will be adjusted to   *   of budgeted transactions if a catastrophic event occurs that severely impacts travel transactions across the travel industry. The parties will mutually agree to the point in time when the

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* Fee will return to the initial level depending on the extent of the catastrophic event.

8.5	Reserved.

8.6	If WORLDTRAVEL acquires a current TRX client (“Acquired Client”), WORLDTRAVEL will be given a * from the close date of the acquisition. During the * , TRX will bill WORLDTRAVEL for the Acquired Client’s transactions using the terms set forth in the original TRX contract with the Acquired Client. Except as provided below, at the end of the * , until expiration or termination of TRX’s agreement with such Acquired Client, the Acquired Client’s transactions will be included as WORLDTRAVEL’s transactions and TRX will no longer bill for these transactions separately. Additionally, WORLDTRAVEL will have the right to select the Acquired Client’s pricing model at its discretion. Additionally, TRX and WORLDTRAVEL will negotiate in good faith to determine the best manner in which to handle the integration of that new business into the WORLDTRAVEL service bureau. Any additional staffing and accompanying fees will be mutually discussed and agreed upon.

8.7	The fees for the Services do not include any charge for taxes. WORLDTRAVEL is solely responsible for paying any and all federal, state and local taxes (including any and all sales or use taxes or export/import taxes and customs duties) attributable to the Services rendered by TRX or any authorized distributor in connection with this Agreement, excluding only taxes based upon the net income of TRX. To the extent WORLDTRAVEL is obligated to pay any state or local taxes incurred as a result of the rendition of Services within the State of Texas, TRX will collect and remit such taxes on behalf of WORLDTRAVEL in such cases where TRX is legally obligated to collect and remit such taxes in Texas. In all other jurisdictions, WORLDTRAVEL will bear the sole responsibility to properly self-assess and remit to the proper taxing authorities any federal, state, or local taxes incurred as a result of the Services performed under this Agreement and/or any tax incurred as a result of any tangible personal property transferred or used by WORLDTRAVEL incident to such Services. Any reference in this Agreement, or any exhibit hereto, to the term taxes shall be construed to mean all federal, state and local taxes. WORLDTRAVEL shall reimburse TRX for the actual amount of any taxes paid by TRX on behalf of WORLDTRAVEL in accordance with this Section 8.7 in the event that TRX pays any taxes on WORLDTRAVEL’s behalf and is not otherwise reimbursed for such taxes.

8.8	Reserved.

8.9	Reserved.

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8.10	* Payments for Development. As consideration for the development of the Design Specifications and the discharge of all of TRX’s obligations related to the Development Services, WORLDTRAVEL agrees to pay TRX a fee as follows (the “Development Fee”):

8.10.1	The Development Fee shall be based on the work specified in the Delivery Order, calculated at rates *. An estimate of the actual Development Fee shall be set forth in the Delivery Order. The Development Fee shall not exceed the estimate in the Delivery Order by more than *, without written authorization from WORLDTRAVEL.

8.10.2	The Development Fee will be paid in * in accordance with the payment schedule set forth in the Delivery Order, and each * shall be payable upon completion of each milestone by TRX and acceptance by WORLDTRAVEL in accordance with Sections 2 and 3 of Exhibit E, Development Procedures. The Market Rates payable hereunder shall be effective for the *.

8.10.3	Review of Fee. TRX will submit the charges to be invoiced for Development Services performed and the applicable time reports or documentation required hereunder to the WORLDTRAVEL project coordinator specified in the Delivery Order for review and approval prior to actual invoicing. The charges and/or expenses invoiced in accordance with this Section 8, except for any amounts disputed by WORLDTRAVEL, are *. Any disputed charges shall not affect payment of non- disputed charges in accordance with the terms of this Agreement.

8.11	Penalties and Incentives. Should TRX fail to meet any of its obligations in delivery of Services and such failure causes harm to WORLDTRAVEL and/or its Customers, WORLDTRAVEL shall have the right to assess penalties and deduct the same from any invoices due and owing to TRX under the following circumstances only:

8.11.1

Unauthorized hits. TRX’s use of WORLDTRAVEL’s GDS access on behalf of Non-WORLDTRAVEL Customers is strictly forbidden and is considered creating unauthorized hits and will result in a penalty equal to *. The use of WORLDTRAVEL’s GDS access for the purpose of testing on behalf of WORLDTRAVEL and/or WORLDTRAVEL Customers will not be considered creating unauthorized hits; however, TRX shall be required to receive approval from WORLDTRAVEL prior to initiating such testing. WORLDTRAVEL and TRX will agree on mutually acceptable procedures to grant such approval. TRX will,

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upon request from WORLDTRAVEL, produce a report identifying all GDS hits by WORLDTRAVEL location.

8.11.2	GDS enter hits, incurred under WORLDTRAVEL’s GDS contracts, as a result of program loops, bugs or other faults in the Software will result in a penalty to TRX. The amount of the penalty shall be calculated using * for any hits occurring after initiation of the loop, bug or other fault, (or as mutually agreed by the parties) for any single transaction.

8.11.3	Unavailability of the Services to WORLDTRAVEL and/or its Customers for a period exceeding * hours, due to TRX’s failure to meet its obligations under this Agreement and under the Service Level Agreement, attached as Exhibit H. The amount of the penalty shall be calculated on a per day basis, using the most recent invoice and dividing the total amount due for the particular service that was unavailable by the number of days covered under the invoice. TRX will be penalized *.

8.11.4	TRX will pay a penalty to WORLDTRAVEL in the event that TRX fails to meet certain Performance Standards, established in accordance with Section 16.4 and Exhibit H. Penalty details are contained in Exhibit H.

8.11.5	WORLDTRAVEL may be obligated to make a monetary payment to one of its customers that is directly attributable to either the unavailability of the Services as described in 8.11.3 or to TRX’s failure to meet a Performance Standard as described in 8.11.4. In these situations, TRX and WORLDTRAVEL will exercise their commercially reasonable efforts to mutually determine the appropriate penalty, if any, in addition to those stated in 8.11.3 and 8.11.4. If actual costs are clearly demonstrable, TRX shall be responsible for reimbursement of that amount.

8.11.6	The parties are aware of the possibility of amending this Agreement to add additional penalties or incentives to address new issues that could arise during the term of this Agreement. The parties agree to negotiate in good faith to reach mutually agreeable terms as to the specifics of such penalties or incentives.

8.12	Development Penalties. WORLDTRAVEL and TRX will mutually determine the development penalties for each individual Delivery Order. Should TRX fail to meet any of its obligations as stated in the applicable Delivery Order, WORLDTRAVEL shall have the right to deduct the penalty amount from any invoices due and owing to TRX under the respective Delivery Order.

*  Confidential Treatment Requested

8.13	Development Incentives. WORLDTRAVEL and TRX will mutually determine development incentives for each individual Delivery Order. Should TRX meet any of its development incentive criteria as stated in the applicable Delivery Order, TRX shall have the right to add the amount of development incentive to the invoices due and owing to TRX under the respective Delivery Order and WORLDTRAVEL will pay the same.

8.14	Records. TRX shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting principles, to substantiate TRX’s charges hereunder. TRX shall retain such records for a period of three (3) years from the date of final payment by WORLDTRAVEL hereunder.

8.15	Audit Rights. WORLDTRAVEL shall have the right to audit (or have audited) the books and records of TRX relating to the amounts invoiced to WORLDTRAVEL hereunder for the purpose of verifying the amounts due and payable hereunder upon at least five (5) business days notice to TRX. The cost of such an audit shall be borne by WORLDTRAVEL, however, TRX will bear the cost of the audit if the audit reveals any overpayment which, in the aggregate, is greater than * of the amount which was actually due for the period being audited.

8.16	CFS. The Corporate Fulfillment Services (CFS) division of WORLDTRAVEL shall be entitled to all Services, as applicable for all WORLDTRAVEL customers, under the terms and conditions of this Agreement. Additional services provided to CFS by TRX are outlined in Exhibit J.

9.	WARRANTIES AND REPRESENTATIONS

TRX hereby warrants and represents to WORLDTRAVEL the following:

9.1	The work to be performed hereunder shall be of professional quality and will conform to generally accepted standards for the industry. Any services performed by TRX that are determined by WORLDTRAVEL to be of less than professional quality or which contain errors or defects shall be corrected by TRX without charge, subject to Section 4.1.5 of this Agreement.

9.2	The Design Specifications and Custom Application Software will contain only (i) original material created by TRX or (ii) material which has been properly licensed from third parties and has been used by TRX in accordance with the licenses for such materials.

9.3	Neither the Design Specifications nor Custom Application Software has been or will be assigned, transferred or otherwise encumbered.

*  Confidential Treatment Requested

9.4	The WORLDTRAVEL Custom Software shall function in substantial conformity with any Design Specifications contained within the applicable Delivery Order for a period of one (1) year after WORLDTRAVEL’s acceptance of such Software. During such warranty period, TRX shall correct any defects identified by TRX or by WORLDTRAVEL at no cost.

9.5	EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, NO OTHER WARRANTY, EXPRESS OR IMPLIED, IS MADE WITH RESPECT TO THE CUSTOM APPLICATION SOFTWARE, OTHER SOFTWARE OR SERVICES TO BE SUPPLIED HEREUNDER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, SYSTEM INTEGRATION, OR DATA ACCURACY, WHICH ARE SPECIFICALLY DISCLAIMED.

10.	Limitations of Liability

10.1	EXCEPT FOR DAMAGES DESCRIBED IN THE EXAMPLES BELOW FOR BREACHES OF A PARTY’S CONFIDENTIALITY OBLIGATIONS AND FOR TRX’S LIABILITY ARISING UNDER SECTION 13, NEITHER WORLDTRAVEL, TRX NOR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT CLAIMS OR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE SERVICES PROVIDED UNDER THIS AGREEMENT OR A BREACH OF THE AGREEMENT, WHETHER SUCH DAMAGES OR CLAIMS ARE BASED ON BREACH OF WARRANTY OR CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE. FOR PURPOSES OF THIS SECTION THE FOLLOWING DAMAGES SHALL BE CONSIDERED DIRECT DAMAGES, AND NOT INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL: DAMAGES THE NON-BREACHING PARTY IS LEGALLY REQUIRED TO PAY TO A THIRD PARTY (INCLUDING A GOVERNMENTAL AGENCY) AS A RESULT OF A BREACH OF CONFIDENTIALITY BY THE OTHER PARTY, BUT SPECIFICALLY DO NOT INCLUDE ANY DAMAGES FOR THE NON-BREACHING PARTY’S LOST PROFITS OR LOST BUSINESS.

10.2

EXCEPT WITH RESPECT TO DAMAGES ARISING FROM EITHER PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT AND EXCEPT FOR TRX’S LIABILITIES ARISING UNDER SECTION 13 OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTIES’ LIABILITY FOR ANY DAMAGES OR INJURIES TO THE OTHER PARTY HEREUNDER EXCEED THE TOTAL SERVICE, LICENSE AND DEVELOPMENT FEES PAID BY

WORLDTRAVEL FOR THE SERVICES, LICENSES AND DEVELOPMENT PROVIDED HEREUNDER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE.

11.	General Indemnity by TRX.

TRX shall indemnify, defend and hold WORLDTRAVEL and its officers, directors, agents and employees harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorneys’ fees, and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from WORLDTRAVEL or any of its officers, directors, agents or employees, arising out of or resulting from claims of bodily injury, loss, claim or damage or physical destruction of property and any claims of third parties arising out of TRX’s negligent performance of this Agreement and/or any material breach of this Agreement by TRX, its officers, directors, agents, employees and subcontractors.

12.	General Indemnity by WORLDTRAVEL.

WORLDTRAVEL shall indemnify, defend and hold TRX and its officers, directors, agents and employees harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorneys’ fees, and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from TRX or any of its officers, directors, agents or employees, arising out of or resulting from claims of bodily injury, loss, claim or damage or physical destruction of property and any claims of third parties arising out of WORLDTRAVEL’s negligent performance of this Agreement, any claims of third parties that the use of the Services (including, but not limited to the Custom Modifications, Documentation, and Remote Services) by WORLDTRAVEL infringes any third party rights (except to the extent that WORLDTRAVEL has used such Services as specifically authorized by TRX under this Agreement), and/or any material breach of this Agreement by WORLDTRAVEL, its officers, directors, agents, employees and subcontractors.

13.	Patent. Copyright or Trademark Infringement.

13.1

Subject to the terms of this Section 13, TRX will indemnify, defend and hold harmless WORLDTRAVEL against any claim that the Services furnished hereunder infringe any copyright or trademark of a third party, pay all amounts payable to third parties in connection with any settlement or compromise of such claim approved by TRX, and pay all damages finally awarded by a court (after any permitted appeals) to third parties relating to such claim, including court costs and reasonable attorneys fees awarded; provided WORLDTRAVEL: (i) notifies TRX in writing of any claim of infringement; (ii) permits TRX to exclusively defend, compromise, settle or appeal any such claim or judgment (at the expense of TRX); (iii) assists and cooperates with TRX, as reasonably requested by TRX, to enable TRX to defend, compromise, settle or appeal any such claim, suit, demand or judgment; and (iv) has complied with the terms of this Agreement. The provisions of this Section 13 shall not prohibit WORLDTRAVEL’s participation with TRX in the defense or appeal of any such claim or judgment should WORLDTRAVEL choose to participate, at its own expense (such expense not being indemnified by TRX) and with attorneys of its own choice, provided that TRX shall have sole control and authority with respect to any such defense, compromise, settlement, appeal or similar action.

13.2	TRX shall have no obligation to WORLDTRAVEL under this Section 13 if the actual or alleged infringement is based solely upon (i) any modification or alteration of the Services that was not supplied by TRX, or (ii) the use of the Services in combination with any other software or equipment, if such actual or alleged infringement would not have arisen absent such combination, unless such combination was recommended to WORLDTRAVEL by TRX.

13.3	Should WORLDTRAVEL’s right to continue to use the Services pursuant hereto be enjoined by a court because the Licensed Software Products is declared to infringe a valid patent, copyright or trademark, TRX at its option shall either: (i) procure for WORLDTRAVEL the right to continue to use the Services; (ii) modify the Services to render it non-infringing but substantially functionally equivalent to the Services prior to such modification; or (iii) replace the Services with non-infringing services that are substantially functionally equivalent to the Services. In the event that none of the options set forth in this Section 13.3 are reasonably possible or effective, TRX shall be entitled to terminate this Agreement and refund to WORLDTRAVEL a pro-rata portion of the fee paid not to exceed the total fee paid, for the particular Services found to be infringing.

13.4	THIS SECTION 13 STATES TRX’s ENTIRE OBLIGATION REGARDING ANY ACTUAL OR ALLEGED INFRINGEMENT, VIOLATION OR MISAPPROPRIATION OF ANY THIRD PARTY’S PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHTS RELATING TO THE SERVICE BUREAU SERVICES AND APPLICATION SERVICES.

14.	Term and Termination

14.1	The term of this Agreement will begin on the Effective Date and will continue until December 31, 2008 (the “Term”) unless terminated sooner in accordance with this Agreement.

14.2

Extension and Renewal. Unless terminated earlier, either party may terminate this Agreement at the end of the second year of the Term by giving written notice to the other party no later than six months prior to the end of the second year of the Term. Unless terminated earlier, if at least six months prior to the end of the Term, the parties have not agreed to a written Amendment extending this Agreement, this Agreement shall, unless either party provides notice of its desire not to renew, automatically renew at the end of the Term for an additional one (1) year term on the same terms and conditions.

14.3	Either party may terminate this Agreement and the rights granted herein if the other party breaches any of the provisions of this Agreement and (i) fails to remedy such breach within forty-five (45) days after receiving written notice thereof, or (ii) provided the breach does not relate to a monetary obligation, fails to (a) commence a good faith action to remedy such breach within five (5) days after receiving written notice thereof, and (b) diligently pursue such action to conclusion.

14.4	In the event TRX fails to meet the Performance Standards, as specified in this Agreement, WORLDTRAVEL shall give TRX notice of such non-compliance and TRX shall take all reasonable actions to correct such non-compliance within forty-five (45) days, providing a corrective action plan to WORLDTRAVEL for approval within the first three (3) days. WORLDTRAVEL shall review and approve such corrective action plan or provide reasonable required changes to TRX within two (2) days from WORLDTRAVEL’s receipt of such plan. In the event that TRX does not meet the Performance Standards within the time period set forth in any corrective action plan, WORLDTRAVEL may terminate this Agreement for cause pursuant to the notice provisions provided in Section 19.7. Termination of this Agreement does not constitute either party’s exclusive remedy for breach or non-performance by the other party and each party is entitled to seek all other available remedies, both legal and equitable, including injunctive relief.

14.5	Should either party (1) make a general assignment for the benefit of creditors; (2) institute proceedings to be adjudicated a voluntary bankrupt; (3) consent to the filing of a petition of bankruptcy against it; (4) be adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (5) seek reorganization under any bankruptcy act; (6) consent to the filing of a petition seeking such reorganization; or (7) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party’s property or providing for the liquidation of such party’s property or business affairs; then, in any such event, the other party, at its option and without prior notice, may terminate this Agreement effective immediately.

14.6	Upon termination of this Agreement for any reason, TRX’s obligation to provide all Services hereunder will immediately cease, with the exception of specific Termination Assistance services, as set forth in Section 14.8.

14.7

Should there be any material change, as determined by either party; (1) in any laws, ordinances, orders, rules or regulations governing the way the parties may operate; or (2) in travel industry conditions, including but not limited to, airfares or compensation to WORLDTRAVEL, by action of any industry vendor, governing body or client; or (3) in technology; which material change has the effect of materially increasing or decreasing the cost of doing business; then, either party shall have the right to provide written notice to the other party of such change and both parties agree to renegotiate in good faith the financial and/or service terms of this Agreement. If the parties are unsuccessful in renegotiating mutually satisfactory terms, either party shall have the right to terminate this Agreement without penalty at any time thereafter with thirty (30) days advance written notice.

14.8	WORLDTRAVEL and TRX Obligations Upon Termination. In the event of termination of this Agreement by either party, TRX will work together with WORLDTRAVEL or a designated third party to identify the information, materials and resources WORLDTRAVEL is entitled to receive and to develop an overall plan for transitioning such items to WORLDTRAVEL in accordance with the following provisions (collectively, “Termination Assistance”). The terms of this Agreement as they relate to Termination Assistance shall remain in effect until TRX has completed its Termination Assistance. TRX will provide the Termination Assistance described below for a period of no less than ninety (90) days and no more than six (6) months per WORLDTRAVEL’s written request, except as provided in this Section. TRX’s obligation to provide Termination Assistance will be conditioned upon WORLDTRAVEL paying to TRX all outstanding invoices, (less penalties assessed to TRX and any disputed amounts), prior to the commencement of any Termination Assistance and will be conditioned upon WORLDTRAVEL continuing to pay when due any and all fees due hereunder during the Termination Assistance period. In the case of any pre-payment of fees by WORLDTRAVEL, the appropriate pro-rata amount shall be refunded by TRX to WORLDTRAVEL. Notwithstanding the termination or expiration of this Agreement, the terms and conditions of this Agreement will apply to all services provided by TRX during such period. If WORLDTRAVEL requests Termination Assistance beyond the available capacity of the TRX on-site staff, such request will be treated as a request for additional services and subsequent to WORLDTRAVEL’s pre-approval, WORLDTRAVEL will pay the agreed upon charge for such additional services. The provisions of this Section will survive the expiration or termination of this Agreement for any reason.

WORLDTRAVEL and TRX will jointly develop a plan (the “Transition Plan”) to effect the orderly transition and migration to WORLDTRAVEL or a designated third party from TRX of all Services then being performed or managed by TRX under this Agreement (the “Termination Transition”). The Transition Plan will set forth the tasks to be performed by WORLDTRAVEL and TRX, the time for completing such tasks and the criteria for declaring the transition “completed”. The parties and their employees and agents will cooperate in good faith to execute the plan and each party agrees to perform those tasks assigned to it in the Transition Plan. TRX will direct the execution of the Transition Plan, unless WORLDTRAVEL initiated termination of the Agreement for any reason, in which case WORLDTRAVEL will direct the execution of the Transition Plan. The Transition Plan will include the following tasks to be performed by TRX and such other tasks as may be agreed upon by WORLDTRAVEL and TRX:

(i) Providing WORLDTRAVEL access to necessary data files and programs, certain non-proprietary operational procedures and data and documentation in TRX’s possession related to the Services.

(ii) Returning all WORLDTRAVEL Confidential Information in TRX’s possession, except for one copy that TRX may retain, subject to its confidentiality obligations, for internal record keeping purposes and for compliance with applicable professional standards.

(iii) Returning all WORLDTRAVEL data and documentation. TRX will deliver to WORLDTRAVEL all WORLDTRAVEL data in a format suitable for application use by WORLDTRAVEL and will seek to minimize the amount of manual data entry or re-keying necessary in connection with the transfer of such data to WORLDTRAVEL.

(iv) Providing WORLDTRAVEL with all work products, including Design Specifications, Documentation, Custom Application Software and source code, for any Delivery Orders for WORLDTRAVEL Custom Software.

(v) Refund to WORLDTRAVEL all fees that were pre-paid hereunder for Services that were to be provided by TRX on dates falling after the date of termination.

14.9	Obligation To Minimize Damages. Both parties shall have an obligation to take such steps as may be reasonably necessary to minimize damages to the parties on termination, including, but not limited to, minimizing all contractual obligations that but for the existence of this Agreement, neither party would have entered into.

14.10	The provisions of Sections 7, 10, 11, 12, 13, 14, 15, 17, 18 and 19 hereof survive the termination of this Agreement.

15.	Non-Solicitation and Confidentiality

15.1

Unless mutually agreed, during the term of this Agreement and, for any individual employee, for six months following resignation of such employee, neither party shall actively solicit for employment any employees of the other party used by the original employing party in the performance of the Services or additional Services, without the prior written consent of the original employer. The original employer shall be entitled, in addition to any other remedies it may have at law or in equity, to a payment from the hiring party in an amount equal to * of any employee the hiring party hires in violation of this Section.

15.2	For purposes of this Section 15, “Owner” means the party disclosing Confidential Information and Trade Secrets (“Proprietary Information”), whether such party is TRX or WORLDTRAVEL and “Recipient” is the party receiving Proprietary Information, whether such party is TRX or WORLDTRAVEL.

15.3	TRX and WORLDTRAVEL acknowledge and agree that during the term of this Agreement each party will have access to and have disclosed to it Proprietary Information. WORLDTRAVEL acknowledges that the Software, object and source code and Remote Services are Trade Secrets of TRX and its licensors. Each party acknowledges that the loss of competitive advantage due to unauthorized disclosure or unauthorized use of Owner’s Proprietary Information will cause great injury and harm to the Owner.

15.4	Recipient covenants and agrees that it shall not, without the prior written consent of Owner, or as set forth herein, directly or indirectly, (i) disclose, divulge, distribute, publish, reproduce, decompile, reverse engineer, transmit or transfer to others Owner’s Proprietary Information, or any portions thereof, by any means or in any form, (ii) make use of the Proprietary Information other than as expressly permitted under this Agreement, or (iii) disclose, in whole or in part, any of Owner’s Proprietary Information to any individual, entity or other person, except to those of Recipient’s employees or representatives who (a) require access for Recipient’s authorized use of Owner’s Proprietary Information, and (b) agree to comply with the use and non-disclosure restrictions stated in this Agreement. If requested by Owner, Recipient shall cause its employees and representatives to execute appropriate confidentiality agreements. If an unauthorized use or disclosure occurs, Recipient will immediately notify Owner and assist Owner in recovering Owner’s Proprietary Information and prevent its subsequent unauthorized use or dissemination. In addition, any emulation errors or other act or omission by TRX resulting in WORLDTRAVEL Customers’ data (or Non- WORLDTRAVEL Customers’ data) being inadvertently revealed to another WORLDTRAVEL Customer or other third party will constitute a breach of this provision.

15.5	The restrictions set forth herein shall continue (i) with respect to the Trade Secrets for as long as such information continues to be a Trade Secret under applicable law, and (ii) with respect to Confidential Information, for a period of five (5) years from the date of expiration or termination of this Agreement.

15.6

Except as otherwise provided in this Agreement, upon the termination or expiration of this Agreement, both parties shall deliver to each other all memoranda, notes, records, tapes, documentation, disks, manuals, files or other documents, and all copies thereof, concerning or containing Confidential

*  Confidential Treatment Requested

Information or Trade Secrets that are in either party’s possession. Further, each party shall certify to the other that upon the termination or expiration of this Agreement all Trade Secrets and Confidential Information belonging to the other party are purged from the receiving party’s computer memory.

15.7	During the term of this Agreement, unless requested by WORLDTRAVEL, TRX will not directly solicit or sell or license any Services or Products directly to WORLDTRAVEL’s Customers receiving travel management services without obtaining WORLDTRAVEL’s written authorization. In the event a customer of WORLDTRAVEL responds to an indirect solicitation for additional products or services, TRX will coordinate with WORLDTRAVEL for the provision of such additional products or services.

15.8	Each party agrees that it will promptly do all acts which may be reasonably necessary to enable the party owning intellectual property in accordance with this Section 15, at the owning party’s expense, to file and prosecute applications for copyrights, patents, and/or trademarks for the intellectual property owned by such party hereunder.

16.	Representation & Performance Review

16.1	Operational Representatives. TRX and WORLDTRAVEL will each designate an Operational Representative who will be the primary representative of either party in all matters of administering this Agreement. One of their functions, among other things, will be to review and analyze the performance of the parties based on the Performance Standards specified in this Agreement. The initial Operational Representatives are designated as: TRX RESX and SELEX Operational Representative - Holly Brosam; TRX CORREX Operational Representative - Michelle Buchanan; TRX IT Representative - Jim Sabinski; WORLDTRAVEL SELEX and CORREX Operational Representative - Dixie Akins; WORLDTRAVEL RESX Operational Representative - Ellen Trotochaud; WORLDTRAVEL IT Representative - Brian Flynn. Operational Representatives are defined by each party and may be changed or substituted at any time with a two-week notification to the other party. Each party shall have the right to exercise reasonable discretion to refuse an Operational Representative designated by the other party and request a replacement. The Operational Representatives shall set priorities for the allocation of TRX resources necessary to adequately perform under this Agreement. Once the Operational Representatives set a start date for any project or other matter to be undertaken under this Agreement, such start date cannot be changed by TRX, unless the scope of the project has been changed by mutual agreement of the parties. In setting such priorities and start dates the Operational Representatives shall take into consideration other business issues facing TRX and other commitments of TRX.

16.2	Management Representatives

Each party hereby appoints the following individual as its Management Representative for purposes of this Agreement:

TRX: Shane Hammond

WORLDTRAVEL: Dee Runyan

The Management Representatives are named by each party and may be changed upon written notification to the other party.

16.3	Report Contents. As defined in the Service Level Agreement attached as Exhibit H to this Agreement, TRX will prepare (i) a listing of key service activities, and (ii) definitions of measurements of qualitative and quantitative Performance Standards for each such key service activity, and will submit such listings and definitions to WORLDTRAVEL for approval within a reasonable timeframe not to exceed sixty (60) days after the Effective Date of this Agreement. Such service performance levels will be used to measure TRX’s performance of its responsibilities under this Agreement.

16.4	Performance Review. TRX will deliver to WORLDTRAVEL for each calendar quarter (within thirty (30) days of the end of such quarter), commencing with the calendar quarter beginning January 1, 2002, service performance reports (“Service Performance Reports”) that identify, for each approved key service activity, the Performance Standard for that activity. WORLDTRAVEL will review TRX’s performance during the previous calendar quarter (including but not limited to the information, contained in the Service Performance Reports), and will provide feedback to TRX regarding the performance of its responsibilities under this Agreement. TRX and WORLDTRAVEL will also periodically review the definitions and measurements used in the Service Performance Reports and revise them as necessary to reflect the most appropriate measures of TRX performance. The initial failure by TRX to meet any Performance Standard shall not be considered a breach of this Agreement, until the provisions of Section 14.4 have been satisfied. WORLDTRAVEL shall have the right to assess penalties in accordance with Section 8.11 in the event of TRX’s failure to meet any Performance Standard for a period of thirty (30) consecutive days.

17.	Source Code and Ability of WORLDTRAVEL TO License Remote Services

17.1	TRX shall place a copy of the current source code for all the Software in escrow with a third party escrow agent acceptable to both parties.

17.2

WORLDTRAVEL shall be entitled to a copy of and shall have a non exclusive license and right to use the source code for the Software licensed hereunder, if: (i) TRX becomes insolvent or a party to any bankruptcy or receivership proceedings or makes an assignment for the benefit of creditors; or (ii) TRX is in material default of performance under this Agreement or of any software support agreement then in effect between the parties relating to the Software; or (iii) TRX ceases to market or support the Software and such marketing/support is not continued by another corporation or entity, or is continued by another corporation or entity, which WORLDTRAVEL for reasonable cause deems unsatisfactory, provided that the right to license source code under this section (iii) shall only be applicable to the Software affected by this section and shall not be applicable to any Software that is still being marketed or supported by TRX at the time; (iv) TRX is acquired by * , or (v) TRX’s performance of Support Services and ability to meet its Performance Standards are causing TRX to be in breach of this Agreement and TRX has been unable to correct such deficiencies as required under this Agreement. In all instances above, TRX shall be compensated for the fair market value for the license if the source code is obtained by WORLDTRAVEL, except when any of the circumstances listed above result in the corporate dissolution of TRX such that TRX is no longer conducting business as a corporate entity.

Notwithstanding anything to the contrary in this Section 17, WORLDTRAVEL’s rights to license the source code under this Section 17 shall be null and void in the event that WORLDTRAVEL is acquired by *.

18.	Dispute Resolution.

18.1	Initial Procedures. The parties shall make all reasonable efforts to resolve all disputes without resorting to litigation. If a dispute arises between the parties, the Operational Representatives will attempt to reach an amicable resolution. If either Operational Representative determines that an amicable resolution cannot be reached, such Operational Representative shall submit such dispute in writing to the Management Representatives, who shall use commercially reasonable efforts to resolve the matter or to negotiate an appropriate modification or amendment to this Agreement, if necessary.

18.2	Escalation. Except as otherwise provided in Section 14; neither party shall be permitted to exercise any other remedies until the later of (i) the date that either Management Representative concludes in good faith that an amicable resolution of the dispute through continued negotiation is unlikely, or (ii) sixty (60) days following the date that both parties have notified a Management Representative pursuant to Section 18.1. If either party fails to designate a Management Representative at its own initiative, it shall do so within three business days of a request from the other party to do so.

18.3	Arbitration. If the parties are unable to reach a resolution of any matter within the negotiation procedures outlined herein, the unresolved disputes concerning

*  Confidential Treatment Requested

this Agreement shall be submitted to arbitration before an arbitrator agreed upon by the parties, or, if the parties cannot agree upon an arbitrator within thirty (30) days, to an arbitrator appointed by the American Arbitration Association. The site of the arbitration shall be Atlanta, Georgia, and the arbitration shall be conducted under the rules then prevailing of the American Arbitration Association. The arbitrator may award attorney’s fees and costs as part of his award. The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction.

19.	General

19.1	This Agreement, including the Exhibits attached hereto, represents the entire understanding and agreement between the parties, and supersedes any and all previous discussions and communications. No employee or agent of TRX, nor any distributor for TRX, is authorized to make any additional representations or warranties related to the Services. Any subsequent amendments and/or additions hereto are effective only if in writing and signed by both parties. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, either party may assign its rights and obligations hereunder to a parent, subsidiary or affiliate company without such consent (but under no circumstances shall TRX assign any of its rights or obligations to a WorldTravel Competitor without WORLDTRAVEL’s advance written consent). Subject to the foregoing limitation on assignment, this Agreement is binding upon and inures to the benefit of the successors and assigns of the respective parties hereto.

19.2	This Agreement is to be interpreted in accordance with the laws of the State of Georgia. Any legal action resulting from it is to be held within the jurisdiction of the applicable state and federal courts of Atlanta, Georgia.

19.3	Headings of paragraphs in this Agreement are inserted for convenience only, and are in no way intended to limit or define the scope and/or interpretation of this Agreement.

19.4	The failure of either party at any time to require performance by the other party of any provision hereof is not to affect in any way the full rights of such party to require such performance at any time thereafter, nor is the waiver by either party of a breach of any provision hereof to be taken or held to be a waiver of the provision itself or any future breach.

19.5	The parties hereto are independent contractors, and nothing in this Agreement is to be construed to create a partnership, joint venture, or agency relationship between TRX and WORLDTRAVEL.

19.6	If any part, term, or provision of this Agreement is held to be illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions are not to be affected thereby.

19.7	Any notice given pursuant to this Agreement is to be in writing and delivered personally or sent by certified mail, return receipt requested, or by air express, return receipt requested, to the individuals shown below, or to such other persons or addresses as the parties may designate in a notice conforming with the requirements of this Section. Any such notice, when delivered in the manner aforesaid, shall be deemed given on the earlier of the date of receipt or three (3) days following its delivery.

For WORLDTRAVEL:	Dee Runyan
Executive Vice President
WorldTravel Partners I, LLC
1055 Lenox Park Boulevard, Suite 420
Atlanta, GA 30319

With a copy to:	Legal Department
WorldTravel Partners I, LLC
1055 Lenox Park Boulevard, Suite 420
Atlanta, GA 30319

For TRX:	Trip Davis
President & CEO
TRX Technology Services, L.P.
6 W. Druid Hills Road
Atlanta, GA 30329

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties hereto have made and entered into this Agreement as of the Effective Date.

TRX TECHNOLOGY SERVICES, L.P.		WORLDTRAVEL PARTNERS I, LLC

Signed:	/s/ Trip Davis	Signed:	/s/ Dee Runyan
	Trip Davis		Dee Runyan
	President & CEO		Executive Vice President

EXHIBIT A

Market Rates

CORREX/RESX/SELEX
Service Bureau Support	*

Senior Programmer	*

Database Administrator	*

Systems Analyst	*

Business Analyst	*

Testing/Documentation Specialist	*

Additional Support Services (Section 4 3)	*

Custom Report Programming	*

On-Site Visit	*

RESX Recertification Training @ TRX’s Atlanta office (* days of training accommodating * students will be provided free of charge each year )	*

Projects over * hours	Time and Materials

•	Hourly rates for Projects over * hours will be billed at * per hour

•	Materials are defined as any item that must be purchased specifically to fulfill Project requirements, and any purchase of Materials requires prior written approval by WorldTravel.

  *   will apply to work orders.

*  Confidential Treatment Requested

EXHIBIT B

SERVICES AND PRODUCTS

Services:

CORREX – This includes all existing components and modules of CORREX.

PeopleTracker

RESX; includes Web searches and bookings

RESX Profiler

RESX Web Services

Databridge

SELEX Workflow Manager

EXHIBIT C

RESERVED

EXHIBIT D

DELIVERY ORDER #

TO MASTER AGREEMENT

BETWEEN TRX TECHNOLOGY SERVICES L.P.

AND WORLDTRAVEL PARTNERS I, LLC

I.	STATEMENT OF WORK

II.	DELIVERABLES

III.	IMPLEMENTATION SCHEDULE

IV.	COSTS

a.	FEES

b.	PENALTIES/INCENTIVES

c.	PROFIT SHARING

V.	PERSONNEL

VI.	OWNERSHIP/PROPRIETARY RIGHTS

VII.	LICENSE TERMS

VIII.	EXCLUSIVE USE

IN WITNESS WHEREOF, the parties hereto have caused this Delivery Order to be executed and delivered by their duly authorized representatives, as of the date first written above, and such Delivery Order is hereby incorporated into the above-referenced Agreement.

TRX Technology Services L.P.	WORLDTRAVEL PARTNERS I, LLC

By:	By:
Authorized Signature	Authorized Signature

Name:	Name:

Title:	Title:

EXHIBIT E

DEVELOPMENT PROCEDURES

1.	PROJECT MANAGEMENT: DELIVERY

1.1	Designation of Project Coordinators

TRX shall designate a project manager for the work hereunder (the “TRX Project Coordinator”), who shall be assigned by TRX to supervise the work hereunder, and shall serve as WORLDTRAVEL’s point of contact for the resolution of problems. WORLDTRAVEL shall also designate an employee who shall be assigned by WORLDTRAVEL to coordinate WORLDTRAVEL’s involvement in the work hereunder (the “WORLDTRAVEL Project Coordinator”), and shall serve as TRX’s point of contact for the resolution of problems. Either party may change its Project Coordinator from time to time and shall notify the other party of any such change at least five (5) days in advance of such a change. For purposes of any Delivery Order, the TRX Project Coordinator and the WORLDTRAVEL Project Coordinator shall also coordinate the services provided by TRX under a Delivery Order, unless otherwise agreed.

1.2	Periodic Progress Reports

TRX shall provide periodic progress reports as required in any applicable Delivery Order.

1.3	Change Order Procedure

All changes to the mutually agreed upon Design Specifications or to any Delivery Order must be requested in writing and require mutual agreement, in accordance with the procedure set forth in Exhibit G to the Master Agreement and incorporated herein by reference. Evaluation and/or implementation of requested changes may or may not result in any modification to the Development Fee, Implementation Schedule (hereinafter defined) or other terms of the Delivery Order. TRX assumes the risk of any work performed or action taken by TRX based upon oral statements, or on documents or notations, not in accordance with the Design Specifications, this Section 1.3, any Delivery Order and Exhibit G hereto.

2.	IMPLEMENTATION AND ACCEPTANCE OF SPECIFICATIONS AND CUSTOM APPLICATION SOFTWARE

2.1	Implementation Schedule

The Implementation Schedule, as contained in any Delivery Order, sets forth the expectations of the parties as to the timing of the various stages of any project undertaken in a Delivery Order. TRX recognizes that time and timely performance is of the essence in this Agreement. In the event any milestone set forth in the Implementation Schedule is not met due to any delay caused by TRX’s acts or omissions, WORLDTRAVEL shall not be required to remit the payment until such milestone is met. Additionally, TRX shall use commercially reasonable efforts to ensure that such delay does not result in slippage of later milestones.

2.2	Design Specifications

On execution of a Delivery Order hereunder, TRX shall, with WORLDTRAVEL’s cooperation, gather the necessary detailed requirements and develop and deliver to WORLDTRAVEL a set of Design Specifications meeting WORLDTRAVEL’s requirements as set out in such Delivery Order. An authorized representative of TRX shall certify to WORLDTRAVEL in writing that the Design Specifications are fully capable of meeting WORLDTRAVEL’s requirements as contained in the Delivery Order, except as expressly agreed to otherwise in writing by WORLDTRAVEL and that TRX is fully capable of developing and delivering the Custom Application Software. If such Design Specifications are prepared by TRX at WORLDTRAVEL’s request and initiation under such a Delivery Order, the Delivery Order shall provide for WORLDTRAVEL to pay for the preparation of such Design Specifications at cost. TRX shall use reasonable efforts to deliver the Design Specifications to WORLDTRAVEL on or before the specified time set forth in the Implementation Schedule. WORLDTRAVEL acknowledges that such timely delivery by TRX requires WORLDTRAVEL’s best efforts to cooperate and provide necessary information on a timely basis. TRX shall not be responsible for failure to timely deliver such Design Specification if such failure is due to WORLDTRAVEL’s acts or failure to act. Within a mutually agreed upon date after the delivery of the Design Specifications to WORLDTRAVEL, WORLDTRAVEL shall notify TRX in writing of its acceptance or rejection of the Design Specifications. If the Design Specifications are rejected, for any cause other than changes requested by WORLDTRAVEL, WORLDTRAVEL will specify the reasons for such rejection and TRX shall revise and re-deliver amended Design Specifications to WORLDTRAVEL for acceptance at no additional charge to WORLDTRAVEL. If WORLDTRAVEL rejects the amended Design Specifications, WORLDTRAVEL shall have the right to terminate that Delivery Order and make no further payments. If WORLDTRAVEL has neither accepted nor rejected the Design Specifications within thirty (30) days after the delivery thereof, the Design Specifications shall be deemed to have been accepted by WORLDTRAVEL. Once the Design Specifications are accepted, they automatically become part of the Delivery Order.

3.	WORLDTRAVEL Acceptance Testing of Custom Application Software

3.1	Alpha Testing

After TRX has certified to WORLDTRAVEL in writing that TRX testing of the Custom Application Software is completed, the Custom Application Software has been delivered and installed, and that the Custom Application Software is fully operational, fully integrated with any and all pre-existing software or equipment in the WORLDTRAVEL environment in which it must operate and ready for acceptance testing by WORLDTRAVEL, WORLDTRAVEL shall conduct WORLDTRAVEL Alpha Tests as set forth in the Design Specifications (the “WORLDTRAVEL Alpha Testing”). TRX personnel will be present at such WORLDTRAVEL Alpha Testing, if requested by WORLDTRAVEL, on a time and materials basis at or below cost. All WORLDTRAVEL Alpha Testing will be conducted in accordance with the Implementation Schedule of any relevant Delivery Order.

If the Custom Application Software fails to pass WORLDTRAVEL Alpha Testing based on the testing criteria in the Design Specifications or Delivery Order, WORLDTRAVEL shall so notify TRX in writing specifying the nature of such failure, and TRX shall use all reasonable efforts to correct such failure after which WORLDTRAVEL shall repeat WORLDTRAVEL Alpha Testing. If the Custom Application Software fails to pass WORLDTRAVEL Alpha Testing a second time and such failure constitutes a material failure, WORLDTRAVEL has the right to terminate the Delivery Order and not pay for any services rendered under such Delivery Order, it being understood that WORLDTRAVEL would receive a refund of sums already paid under the Delivery Order. In the event of such termination, WORLDTRAVEL does have the right, but not the obligation, to purchase the source code and other work products, including Design Specifications, Documentation and Application Software produced under the Delivery Order for the Custom Application Software for a mutually agreed upon reasonable fee.

3.2	Beta Testing

Upon successful completion of Alpha Testing, WORLDTRAVEL shall utilize the Custom Application Software for an initial thirty (30) day period, as set forth in the relevant Implementation Schedule, for the processing of WORLDTRAVEL’s data in a production-like environment (the “Beta Test”). The Beta Test shall be successfully completed upon notice from WORLDTRAVEL to TRX that WORLDTRAVEL is satisfied, in its reasonable discretion, that for a mutually agreed upon period (i) all of the functions of the Custom Application Software have been provided and perform in accordance with this Agreement and the Design Specifications, and (ii) all reliability and performance standards have been met or exceeded (the “Final Custom Application Software Acceptance”).

If the Custom Application Software fails to pass the Beta Test, WORLDTRAVEL shall so notify TRX in writing specifying the nature of such failure(s) in reasonable detail and TRX shall use all reasonable efforts to correct the specified failure(s) after which WORLDTRAVEL shall commence another Beta Test. If the Custom Application Software fails to pass WORLDTRAVEL Beta Testing a second time, WORLDTRAVEL has the right to terminate the Delivery Order and not pay for any services rendered under such Delivery Order, it being understood that WORLDTRAVEL would receive a refund of sums already paid under the Delivery Order. In the event of such termination, WORLDTRAVEL does have the right, but not the obligation, to purchase the source code and other work products, including Design Specifications, Documentation and Custom Application Software, produced under the Delivery Order for a mutually agreed upon reasonable fee.

EXHIBIT F

CORREX

CORREX Pricing Matrix

(inclusive of   *   support hours each quarter based on   *   monthly transactions; the parties agree that support hours do not carry over if not used during the quarter allotted; the allotment of support hours shall be adjusted on a quarterly basis pro-rata basis based on the number of transactions during such quarter. Notwithstanding the foregoing, all support hours over   *   (or such other adjusted amount) in any quarter shall be charged to WORLDTRAVEL at TRX’s then-current rates.

* CORREX Transaction Level	Transaction Fee
*	*
*	*
*	*
*	*
*	*
*	*

A transaction is defined as a unique PNR.

RESX

RESX Pricing Matrix

(All RESX test bookings created by logged in user   *   will not result in a booking fee.)

* Booking Level	Booking Fee
*	*
*	*
*	*
*	*

A RESX Booking is a unique PNR created using the RESX Services.

RESX Profiler

Combination Booking/Profiler companies

RESX clients will be provided with   *   profile pushes per every   *   booking

Profile pushes exceeding this threshold will be billed at   *   per event

(TRX agrees to make available detailed reporting to assist WORLDTRAVEL in assessing RESX Profiler activities).

*  Confidential Treatment Requested

Profiler only companies

  *   access fee of   *   per company

Profile pushes will be billed at   *   per event

A RESX Profiler Transaction is a change to any profile that is uploaded to a GDS.

Web Services / XDS Support

Year one support fee of   *   fee will be assessed for both XDS and Web Services support.

Beginning January 1, 2007, an annual maintenance fee of   *   will be assessed for Web Services support.

Beginning January 1, 2007, hits exceeding the   *   threshold of   *   will be assessed a fee of   *   per hit.

Web Bookings and Searches

Web air bookings billed at   *   fee

Web searches billed at   *   per search

Databridge Usage

Up to   *   updated rows included in monthly maintenance fee of   *

Incremental increase of   *   growth in usage to be billed   *   in arrears

SELEX Workflow Manager

  *   seat minimum

  *   Users -   *   per user per year

  *   and above -   *   per user per year

Implementation fee of   *   to include up to   *   hours of configuration, training, and support. Additional hours to be billed at the market rate of   *   per hour.

PeopleTracker (Data Replication)

  *   per unique CORREX transaction for non-global accounts

  *   per unique CORREX transaction for global accounts

Annual maintenance fee of   *   will be assessed for PeopleTracker support, to be billed   *   of each year of the Agreement

CONTRAX

TRX will support CONTRAX through   *

Support fees will be billed at a rate of   *   per   *

Note: Support can be stopped at anytime prior to   *   and fees will be pro-rated.

*  Confidential Treatment Requested

EXHIBIT G

CHANGE ORDER PROCEDURE

Step 1. Change Identification

WORLDTRAVEL will identify the need for a change in the Design Specifications. This request shall be in writing, authorized by the WORLDTRAVEL Project Coordinator, and submitted to the TRX Project Coordinator.

Step 2. Analysis

The TRX Project Coordinator will handle all initial requests submitted by WORLDTRAVEL, and will assign the appropriate level of technical support personnel to review each such request. TRX personnel will review each request and produce a proposal with initial designs addressing the parameters specified by WORLDTRAVEL. The proposal will also address the effect, if any, of the change on the Implementation Schedule and/or other terms and conditions of the Delivery Order. The TRX Project Coordinator will submit the proposal to WORLDTRAVEL for its review and approval.

Step 3. Analysis Review.

WORLDTRAVEL will review TRX’s proposal and will authorize TRX in writing to perform one of the following actions:

A.	cancel initial request (no charges incurred, no change to the Design Specifications);

B.	perform change at rates and upon terms specified in the proposal submitted by TRX pursuant to Step 2 above; or

C.	enter negotiations as to rates and/or terms which will apply to the change

Step 4. Implementation

TRX will respond to the corresponding WORLDTRAVEL authorization (as set forth in Step 3 above) as follows:

A.	cancel all efforts;

B.	begin implementation of change; or

C.	negotiate rates quoted and/or terms and conditions specified in the proposal submitted by TRX pursuant to Step 2 (results of negotiation to be reflected in a revised proposal by TRX pursuant to Step 2)

Step 5. Delivery/Acceptance

If the proposed change does not provide for an acceptance procedure, then upon completion of any change undertaken by TRX pursuant to Step 4, item B above, TRX will deliver the completed products to WORLDTRAVEL for its review and acceptance in accordance with TRX’s proposal. WORLDTRAVEL will notify TRX in writing if the products delivered do not meet the specifications contained within TRX’s proposal in accordance with the terms and conditions of this Agreement and/or the amendment pertaining to the change.

EXHIBIT H

SERVICE LEVEL AGREEMENT

Although some Products are referred to by name, this agreement will encompass all TRX technology used by WORLDTRAVEL. WORLDTRAVEL and TRX will find mutually acceptable terms to amend this agreement to cover any future Products used by WORLDTRAVEL.

Definitions for purposes of this Exhibit:

•	Notification – Notification is defined as group e-mail, voicemail or a voice-to-voice contact for confirmation. Notification of all system outages will be made via voice- to-voice contact.

•	Authorized Representatives – Authorized Representatives are WORLDTRAVEL staff members who have the authority to approve any specifics outlined in this document. WORLDTRAVEL will provide TRX with a list of Authorized Representatives.

•	TRX Service Bureau – The systems in place at TRX, or at a TRX designated alternate location, which provide various Service Bureau Services, including CORREX, to WORLDTRAVEL and its Customers.

•	TRX Data Center – The systems in place at TRX, or at a TRX designated alternate location, in which TRX provides access to TRX Application Service products, including RESX and RESX Profiler, to WORLDTRAVEL and its Customers.

•	TRX Client Care Center – The systems in place at TRX, or at a TRX designated alternate location, which provide various Client Care Center Services, including RESX support to WORLDTRAVEL and its Customers.

•	Level 0 – Coding is a low level of effort, low complexity and high priority requests ( * or less of effort required not requiring process documentation, e.g. UDID value change)

•	Level I – Coding is a low to medium level of effort and low complexity ( * of effort not requiring database interaction)

•	Level II – Coding is a medium to high level of effort and medium complexity ( * of effort, basic database interaction required)

•	Level III – An initiative outside of Level II design due to complexity of requirements. Time required to design; code and test may exceed * in total. Dedicated resources will be required and may include resources outside of service bureau personnel. A ‘Statement of Work’ will be required for these types of initiative. Examples:

Auto-ticketing for new GDS

Re-write of existing auto-ticketing process to change the entire process flow

Extensive modifications or new email process initiatives

ODBC database modifications impacting web-reporting

New or extensive modifications to eFlow transaction processing

•	Pending – Status is defined as waiting for additional information from WORLDTRAVEL

•	Working as Designed – Functioning as per the original request specifications

*  Confidential Treatment Requested

Hours of Operation (Central Time Zone)

The CORREX Service Bureau is staffed   *  , excluding major holidays. Major Holidays are defined as the actual day of the Holiday or the official day observed in lieu of: New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving, and Christmas Day.

The CORREX Data Center is monitored   *   hours per day,   *   days a week through an automated monitoring system.

The Client Care Center is staffed   *  , excluding Major Holidays.

The RESX Data Center is monitored   *   hours per day,   *   days per week, including Major Holidays.

Business Continuity

•	System back-ups will be performed on a daily basis. All information required to restore the system in case of total failure will be stored in an off-site location.

•	For CORREX, in the event of a system failure (including database failure), the redundant system must be activated and operational within * of discovery.

•	For CORREX e-mail, TRX maintains * email servers in the production environment. In the event that * email server fails, email processing will fail over to the * production server within * .

•	TRX will maintain excess server capacity and will manage server outages via the use of these redundant servers on a real-time basis.

•	Components monitored to evaluate capacity:

•	RESX: Database, Web Server - CPU Usage, ASP.NET sessions, memory usage, the number of requests executed, and GDS TA usage. If any of these components were to exceed an average of * during peak hours for * , they will be escalated to an alert status for increased monitoring. If the situation persists for * consecutive days the TRX IT department will execute a purchase order to add capacity.

•	SELEX Workflow Manager: Web Server - CPU Usage, memory usage, the number of requests executed, and GDS TA usage. If any of these components were to exceed a threshold of * , they will be escalated to an alert status for increased monitoring. If the situation persists for * consecutive days the TRX IT department will execute a purchase order to add capacity.

•	CORREX: Database, PNR processing. If the database CPU were to exceed a threshold of * , it will be escalated to an alert status for increased monitoring. If the situation persists for * consecutive days the TRX IT department will execute a purchase order to add capacity. PNR processing is monitored continuously to determine when additional TAs are needed.

*  Confidential Treatment Requested

•	TRX will maintain fully redundant GDS access.

•	For RESX, TRX maintains diverse points of entry * . In the future, TRX will maintain diverse points * .

•	For SELEX Workflow Manager, TRX maintains * .

•	For CORREX, because WORLDTRAVEL hosts their own GDS circuits, they are responsible for providing redundant sources.

•	For RESX, in the event of an outage, TRX will implement a Recovery relative to the extent of the outage, up to and including The Disaster Recovery Plan (in WORLDTRAVEL’s possession). TRX commits to geographic diversity between * North American data centers by year end, 2006. In the event TRX does not meet this deadline, then TRX shall pay WORLDTRAVEL * per month until such time as the * North American data centers are operational.

•	TRX agrees to readdress its business continuity plan no later than * .

Escalation and Performance Standards

System Performance

Severity 1 (“S1”) (sometimes referred to as High) is defined as an issue causing complete loss of Remote Services. The issue has one or more of the following characteristics:

Data corruption - physical or logical data is unavailable or incorrect.

System crashed repeatedly - a process fails and continues to fail after restart attempt.

Critical functionality is not available - a process cannot continue when a vital feature is inoperable.

System hangs - This includes cases where the process hangs indefinitely. Also includes severe performance degradation causing unreasonable waits for responses or delays in processing. This would include time out errors.

Auto-ticketing is down or inoperable within CORREX.

Resolution Timeframe for Severity 1 Issues

TRX will provide Notification to WORLDTRAVEL of all S1 issues within   *   of discovery.

Steps to resolve S1 issues will be communicated to WORLDTRAVEL for expected up time. TRX will make its best efforts to resolve the issue as quickly as possible.

TRX will provide an escalation plan for S1 situations. Any messages received via pager or emergency voice-mail will be responded to with a resolution or update within   *  .

*  Confidential Treatment Requested

Severity 2 (“S2”) (sometimes referred to as Medium) is defined as an issue that causes an internal error, or incorrect behavior causing severe loss of service. No customer acceptable workaround is available; however, operations can continue in a restricted fashion. The issue has one or more of the following characteristics:

Internal error, causing system to fail, but restart or recovery is possible.

Severely degraded performance due to internal error. An example would be degraded performance of   *.

Important functionality is unavailable, yet the system can continue to operate in a restricted fashion.

Resolution Timeframe for Severity 2 Issues

TRX will provide an escalation plan for S2 situations. Any messages received via cell phone or emergency voice-mail will be responded to with a resolution or update within   *   during normal business hours or within   *   of the start of normal business hours.

Service Request Standards (bugs and defects)

Critical: Service Requests falling in this category will require an immediate fix. No work-around is available. Updates will be communicated at a mutually agreed upon frequency.

A high percentage of one or more customer-critical functions are unavailable/severely impacted

Major component or function failed or is not accessible.

Service Request has potential financial liability to TRX or to its customers.

Security standards and/or data integrity is not met - Users see or have access to TRX specific data that they should not.

One or more customer-critical Associate links (air, car, hotel) are down or experiencing slow response causing high percentage of time outs

Examples:

Duplicate PNRs are created in the system for the majority of bookings.

When selecting Purchase Now, reservations are not falling on the ticketing queue.

RESX is adding wrong ticketing date to the TAW line.

When retrieving a trip from the Trips and Templates page and then submitting for purchase, an Unhandled Exception error is being returned.

Resolution Timeframe for Critical Service Requests

Correction will be deployed as soon as is feasibly and technically possible, to include   *   efforts.

High: For Service Requests falling in this category a work-around is available, but is not viable or intuitive for users or administrators.

Essential component or function (non-critical) failed or is not accessible for specific users.

Essential component or function failed or is not accessible.,

Service Request has potential financial liability.

*  Confidential Treatment Requested

Essential component or function is degraded in a specific area, but does not affect the intended use of the entire system.

Examples:

Manual booked hotels show the trip as being archived.

Trip Authorization is triggered for Web Bookings when it should not be.

Resolution Timeframe for High Service Requests

High Service Requests will be addressed within a maximum of * major RESX release cycles. CORREX High Service Requests will be prioritized and addressed through a major CORREX release.

The number of High Service Requests within the RESX system will not exceed * .

Medium: For Service Requests falling in this category a work-around is available and is viable for users and administrators.

Non-essential component or function failed or is not accessible for specific users.

Non-essential component or function is experiencing intermittent failures, error messages, or time-outs.

Non-essential component or function does not work exactly as designed.

Examples:

Air availability saved as Trip Research is not redisplaying when selected from the Trip Research list.

RESX is allowing the same code to be used twice in a look-up list, once in upper case and the other in lower case.

Clicking the Hotel information link on any page returns an error.

Clicking View Rules for an air option returns an error.

Resolution Timeframe for Medium Service Requests

Medium Service Requests will be addressed within a maximum of * major RESX release cycles. CORREX Medium Service Requests will be prioritized and addressed through a major CORREX release. The number of Medium Service Requests within the RESX system will not exceed * .

Low: For Service Requests falling into this category no work-around is required. These Service Requests typically highlight minor issues that do not impact the customer’s ability to use the application.

Non-essential component or function is experiencing infrequent failures.

Cosmetic issues or issues with informational items.

Text does not show exactly as expected.

*  Confidential Treatment Requested

Examples:

RESX Profile Section Display Options item “Skip Itinerary Choice Flag” is misspelled. Should be “Skip Itinerary Choice Flag”.

If user enters an invalid date, the system repaints the page without returning an error.

User is allowed to enter a mileage membership without selecting an airline.

Resolution Timeframe for Low Service Requests

Low Service Requests will be addressed as time permits within a future release.

System Uptime

•	Notification of scheduled downtime or maintenance will be provided to WORLDTRAVEL no less than * prior to occurrence. This includes any maintenance on non-WORLDTRAVEL accessed equipment that may impact WORLDTRAVEL Customers in any way.

•	Any scheduled down time will be performed from 6:00 p.m. Saturday – 12:00 p.m. Sunday CT or between midnight and 5:00 a.m. on Monday through Friday unless otherwise agreed to by the parties. Scheduled maintenance that occurs on a weekday will have duration of no more than * . Maintenance requiring downtime of more than * will occur on weekends.

•	TRX will provide a monthly report of scheduled and unscheduled downtime.

•	TRX will continuously monitor all applications and all support infrastructure including networks, servers, etc. to ensure quality of processes.

•	TRX will be responsible for monitoring system utilization and load. Any adjustments will be made accordingly to accommodate increased WORLDTRAVEL Customer base. WORLDTRAVEL will be provided monthly utilization reports. When TRX Data Center system capacity reaches * , a review will be done and documentation provided to WORLDTRAVEL.

•	WORLDTRAVEL will provide monthly reports of * projected transaction volumes.

•	TRX will perform regularly scheduled database maintenance to ensure optimal performance and to eliminate database errors. TRX will provide to WORLDTRAVEL documentation of this maintenance schedule.

•	TRX will provide documentation of the previous month’s uptime, in writing to WORLDTRAVEL on a monthly basis.

RESX

TRX will provide a monthly uptime of   *   during peak hours, and   *   during off-peak hours, excluding scheduled maintenance downtime, 365 days a year, 24 hours a day. Peak is defined as   *  .

* Confidential Treatment Requested

Should TRX fail to meet an overall uptime (peak and off-peak combined) of   *  , a penalty equivalent to the amounts contained in the table below will be incurred.

Uptime %	Penalty
*	*
*	*
*	*
*	*

For the TRX Data Center, system uptime is defined as including necessary components required to book a reservation or build a profile.

CORREX

TRX will provide a monthly uptime of   *   during peak hours, and   *   during off-peak hours, excluding scheduled maintenance downtime, 365 days a year, 24 hours a day. Peak is defined as   *  .

Should TRX fail to meet an overall uptime (peak and off-peak combined) of   *  , a penalty equivalent to the amounts contained in the table below will be incurred.

Uptime %	Penalty
*	*
*	*
*	*

For the TRX Service Bureau, system uptime is defined as including all necessary components to the CORREX system, providing that all such components are processing transactions according to the standards set forth in this Exhibit H.

TRX Service Bureau Processing, Programming & Support

TRX will ensure that CORREX will process   *   of the PNRs placed on queue in   *   or less when host GDS systems are available and volumes do not exceed   *   of the anticipated volume. Forecasts of volume will be reviewed monthly.

Any PNRs not processed within the   *   timeframe shall not exceed a   *   processing time.

SLA is limited to   *   of prior   *   months average volume, unless WORLDTRAVEL forecasted the increased volume and notified TRX accordingly.

If WORLDTRAVEL exceeds the   *   increase in any   *   , and did not notify TRX of this anticipated increase, TRX shall have   *   to put the necessary staff in place to accommodate the increased transactions and comply with the   *   processing standard.

TRX agrees to assign a team of appropriately trained and qualified Applications Service Analysts (“ASA’s”) to handle development, programming, maintenance, and management of WORLDTRAVEL’s CORREX routine library. Resources will include CORREX as well as advanced Power CORREX programming staff. TRX will ensure that appropriate back up is in place for all Service Bureau staff and will identify such back up to

* Confidential Treatment Requested

WorldTravel upon request. Any TRX staff no longer on the WORLDTRAVEL assignment will still be bound by the confidentiality terms of this Agreement.

Requests for new programming will be routed to the designated service bureau team in writing via CRM, as defined in Section 4.1.1 of the Master Agreement, by designated WORLDTRAVEL divisional or national staff.

TRX will obtain approval from WORLDTRAVEL on all new routines prior to placing them into production.

TRX will provide an automated service request tracking system and monthly reporting on service metrics.

Level 0: (Extremely low complexity routines)

*   completed within   *   of being assigned (less days in “pending” status)

*   of all Level 0 requests will be completed on originally scheduled ETD Level 0 requests will be capped at   *   and in the event that this cap is exceeded, WORLDTRAVEL will receive a credit of the excessive hours to the monthly allotment. Requests verified as “errors” will not be deducted from the   *   allotment of hours.

If a request is reported as an error and is later determined to be working as was originally requested, WTBTI will be billed   *   for first level support.

Level I: (Low complexity routines)

  *   completed within   *   of being assigned (less days in “pending” status)

  *   of all Level I requests will be completed on originally scheduled ETD Level I requests should not exceed an average of   *   and will be capped at   *   each and in the event that this average or cap is exceeded, WORLDTRAVEL will receive a credit of the excessive hours to the   *   allotment.

Requests verified as “errors” will not be deducted from the   *   allotment of hours.

If a request is reported as an error and is later determined to be working as was originally requested, WTBTI will be billed   *   for first level support.

WORLDTRAVEL will provide TRX a weekly forecast of new business or increased volume and in the event the forecasted volume is exceeded by   *   or more in any given   *   , the penalty associated with ETD achievement will be waived for that   *   .

Incentive:

  *   delivered on originally scheduled ETD over a   *   period, WORLDTRAVEL pays an additional   *   on CORREX fees   *

* Confidential Treatment Requested

Penalty:

*   delivered on originally scheduled ETD over a   *   period, TRX discounts   *   on CORREX fees to WORLDTRAVEL.

*   and below delivered on originally scheduled ETD over a   *   period, TRX discounts   *   on CORREX fees to WORLDTRAVEL.

If service falls below   *   for   *  , then TRX and WORLDTRAVEL agree to meet and review resource allocation.

Level II: (High complexity routines)

*   completed within   *   of being assigned (less days in “pending” status)

*   of all Level II requests will be completed on originally scheduled ETD Level II requests should not exceed an average   *   and will be capped at   *   each and in the event that this average or cap is exceeded, WORLDTRAVEL will receive a credit of the excessive hours to the   *   allotment.

Requests verified as “errors” will not be deducted from the   *   allotment of hours.

If a request is reported as an error and is later determined to be working as was originally requested, WTBTI will be billed   *   for first level support.

WORLDTRAVEL will provide TRX a weekly forecast of new business or increased volume and in the event the forecasted volume is exceeded by   *   in any given   *   , the penalty associated with ETD achievement will be waived for that   *   .

Incentive:

*   delivered on originally scheduled ETD over a   *   period, WORLDTRAVEL pays an additional   *   on CORREX fees   *

Penalty:

*   delivered on originally scheduled ETD over a   *   period, TRX discounts   *   on CORREX fees to WORLDTRAVEL.

*   and below delivered on originally scheduled ETD over a   *   period, TRX discounts   *   on CORREX fees to WORLDTRAVEL.

If service falls below   *   for   *  , then TRX and WORLDTRAVEL agree to meet and review resource allocation.

Level III (Projects): (extremely complex routines, requiring extensive design, coding and Q&A)

Work order will be completed and negotiated prior to coding

* Confidential Treatment Requested

ETD will be provided and incentives or penalties may apply

The work order may include additional charges to WORLDTRAVEL, depending on the nature of the project and the availability of resources on the TRX service bureau team dedicated to WORLDTRAVEL. Any additional charges will be mutually agreed upon in the work order.

All project hours will be deducted from the * allotment of hours, unless otherwise agreed to by all parties

New Account Implementations:

•	WORLDTRAVEL will provide a weekly forecast of pending implementations and conversions, for both CFS and traditional business.

•	TRX will commit to delivering new account implementation requests within * for CFS and * for traditional.

•	All requirements for new account implementations must be received * prior to the date required by CFS to begin testing and * prior to the date required by traditional for testing. If account specific requirements are received in less than the * , TRX will make a best effort to deliver.

Email:

* of emails will be delivered within * of CORREX reading the reservation for email processing.

Limited to a monthly average of * emails per PNR.

WORLDTRAVEL will be billed a transaction fee of * per incremental email over the threshold of * .

Client Care Center Processing, Programming & Support:

* of RESX Support Site tickets will receive a substantive response within * . If the initial response does not include the resolution of the call, it will include a timetable for such resolution.

* of RESX Support Site tickets will be closed within * , exclusive of custom development efforts.

* of RESX Support Site tickets not closed within * will be escalated to a Manager for review.

TRX will maintain an overall Unhandled Exception Error (UEE) threshold for RESX not to exceed * relative to the number of pages displayed.

No more than * client reimbursement items of all gross bookings In the event WORLDTRAVEL’s RESX booking to ticket gap exceeds * , TRX will initiate an audit in an effort to determine contributing factors and make recommendations to close the gap.

*  Confidential Treatment Requested

SLA Review

In the event of any disagreement between the two parties, as a result of an omission of language in this document to address unanticipated situations, WORLDTRAVEL and TRX agree to negotiate in good faith to resolve such discrepancies and mutually agree on an amendment to this document to address such specific situations.

On-site Support

TRX will travel to an agency site to assist with performance issues if the agency technology contact has worked directly with TRX and remote troubleshooting techniques have been exhausted.

TRX will provide on-site support within * to resolve site-specific issues not correctable by remote support. Once on-site, if the parties determine the problem is due to WORLDTRAVEL’s hardware or LAN configuration and not with the software itself, WORLDTRAVEL will reimburse TRX for reasonable expenses associated with the trip. If the parties determine the problem is due to functionality that is not performing as documented, TRX will be responsible for its own expenses and will reimburse WorldTravel according to terms agreed to under 8.11.

Product Software Releases

•	TRX will notify WT of beta test dates a minimum of * prior to the start of beta test for new version and maintenance releases.

•	TRX will provide release notes and beta access a minimum of * prior to a general release of a feature version, provided TRX’s standard form beta agreement is signed by and received from WORLDTRAVEL.

•	WORLDTRAVEL must be notified of all revisions not requiring operational changes at least * prior to install, with the possible exception of an emergency release.

•	For material enhancements, TRX will host design review sessions to solicit input from WORLDTRAVEL and validate requirement expectations.

•	For each application, TRX will publish a testing process which will document the role of WORLDTRAVEL staff in the process.

•	All leading browsers in the current market place will be supported. Software should be compatible at least two versions back from the most current on the market.

TRX Data Center Communication and Support

•	TRX will provide training materials and, if requested, training of WORLDTRAVEL divisional coordinator staff prior to any new release.

•	TRX will provide technical support via conference call with WORLDTRAVEL Customers to address issues surrounding specifications and connectivity at the request of WORLDTRAVEL. A date for a call will be agreed upon and completed within * of when request is received. WORLDTRAVEL personnel will be present on all TRX calls to WORLDTRAVEL Customers regarding system uptime and performance.

*  Confidential Treatment Requested

SLA Reporting:

SLA determined monthly

Reporting via the Web to be accomplished by the Client Portal

Weekly reporting will be cumulative for a given month, to allow WORLDTRAVEL to track   *   hours against SLA thresholds.

WORLDTRAVEL has the right to audit the processes used by TRX to produce the SLA reports.

Reporting will include, but will not be limited to the following:

CORREX processing

Uptime for all solutions

Service Bureau performance

Client Care Center performance

UEE metrics

Web Services response times

* Confidential Treatment Requested

Exhibit I

The pricing grids below are included to reflect the * services. Pricing for additional services are reflected in Exhibit F.

CORREX Pricing Matrix

(inclusive of * support hours per quarter, as may be adjusted pursuant to the terms herein)

* CORREX Transaction Level	Transaction Fee
*	*
*	*
*	*
*	*
*	*
*	*

A transaction is defined as a unique PNR.

RESX Pricing Matrix

* Booking Level	Booking Fee
*	*
*	*
*	*
*	*

A RESX Booking is a unique PNR created using the RESX Services.

005 CORREX Transactions	*
Estimated 2005 RESX Bookings	*
Initial * Payment	*

Initial * payment is based on * of 2005 annual transactions which averaged * CORREX transactions * at a fee of * and * RESX bookings * at a fee of * .

*  Confidential Treatment Requested

Exhibit J

Corporate Fulfillment Services

1.	Pricing for Non-WORLDTRAVEL Customers:

CORREX	* per transaction

2.	Dedicated ASA * per year including benefits (benefits not to exceed * ) Responsibilities include but are not limited to:

•	Act as primary point of contact for CFS prioritizations

•	Available via phone during business hours

•	Act as lead CFS subject matter expert

3.	Escalation point for any issue impacting the dashboard that is having an adverse CFS processes

•	Escalations during business hours will be addressed via normal Clientele channels with an email to the Service Bureau for escalation

•	Escalations during after hours will be addressed with a phone call to the Service Bureau, which will send a message to the TRX NOC

*  Confidential Treatment Requested